Exhibit 99.1

Biofrontera Inc. Reports Third Quarter 2025 Financial Results and Provides a Business Update

Conference call will be held today, Thursday, November 13 at 10:00 am ET

November 13, 2025 (GLOBE NEWSWIRE) Woburn, MA — Biofrontera Inc. (NASDAQ:BFRI) (the “Company”), a biopharmaceutical company specializing in the development and commercialization of photodynamic therapy (PDT) in dermatology, today reported financial results for the three and nine months ended September 30, 2025 and provided a business update.

Financial highlights

●	Revenues for the first nine months of 2025 were stable with $24.6 million compared to $24.8 million for the same period in 2024
●	The 2025 result was achieved without the buy-in effects from a price increase
●	In 3Q25 revenues were $7.0 million, lagging behind the $9.0 million in 3Q24 due to advanced purchases ahead of the Company’s October 2024 price increase
●	4Q25 revenues are expected to compensate for this effect and result in substantial annual year-over-year growth
●	Operating expenses decreased 5% year over year in 3Q25 compared to 3Q24
●	Cash balance was $3.4 million as of September 30, 2025

Recent Operational Highlights

●	Closed the purchase of all Ameluz and RhodoLED US Assets from Biofrontera AG. New earnout structure reduces payment rate to 12%–15% of U.S. net sales from 25%–35%
●	Received the final $2.5 million of $11 million financing led by existing investors in October
●	In November, announced the divestiture of its Xepi antibiotic cream to Pelthos Pharmaceuticals for $3 million at closing, $1 million upon commercial availability, and up to $6 million in milestone payments tied to revenue thresholds of $10 million and $15 million
●	Announced that the final patient completed the active treatment phase of our Phase 3 clinical trial evaluating Ameluz for mild to moderate actinic keratoses (AKs) on the extremities, neck and trunk
●	Announced that the final patient in our Phase 2b clinical trial evaluating Ameluz for the treatment of moderate to severe acne vulgaris (AV) completed participation

Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc., stated: “We remain on track to achieve our full-year sales objectives, supported by growing demand for our Ameluz-PDT treatment. The revenue decline in Q3 revenues was expected; with stable revenues for the first 9 months without the effect of last year’s October 1 price increase, we are well positioned going into the 4th quarter which is typically a strong quarter for us. The impact related to the 2024 price increase has begun to normalize in recent weeks, and we anticipate substantial fourth quarter and year over year annual revenue growth.

Our revamped commercial approach, centered on a more focused and data driven sales strategy as well as a refined customer segmentation, is proving effective. We continue to educate both providers and patients on the clinical benefits of Ameluz and PDT with Red Light leading to a significant expansion of the installed base of RhodoLED lamps. This supports recurring, high-margin sales of Ameluz gel.

In addition to the current use of Ameluz treating pre-cancerous skin lesions on the face and scalp, we are very encouraged about the potential of our almost completed clinical studies to gain FDA approval for the use of Ameluz to treat AK on the entire body, and the potential extension to be the first FDA approved PDT treatment for superficial basal cell carcinoma and acne vulgaris.

Our recently completed agreement with Biofrontera AG represents a truly transformative milestone for the Company. By acquiring all U.S. rights, approvals, and patents for Ameluz and the RhodoLED lamps, we now have full control over our most important assets, from production to commercialization. This transaction is expected to significantly enhance our gross margins and strengthen our long-term profitability. The new royalty structure of 12% when U.S. Ameluz revenue is below $65 million and 15% when it exceeds that threshold, replaces the prior transfer-pricing model of 25% to 35%, creating meaningful financial leverage as we continue to grow the Ameluz brand in the U.S. market.

As part of this transaction, we also secured an $11 million investment from our well-established healthcare-focused institutional investors, $2.5 million of which was received after the end of the reporting period. Combined with the recent addition of the proceeds from divesting the Xepi antibiotic cream, also added to the cash position after the period, our current liquidity positions us with a clear runway to sustained growth and profitability.”

Third Quarter Financial Results

Total revenues for the third quarter of 2025 were $7.0 million compared with $9.0 million for the third quarter of 2024. The 22% year-over-year sales decline in the third quarter of 2025 primarily reflects a temporary comparison effect, as customers advanced purchases into the third quarter of 2024 ahead of the Company’s price increase that took effect in October 2024.

Total operating expenses were $13.3 million for the third quarter of 2025 compared with $14.0 million for the third quarter of 2024. Cost of revenues decreased by $2.8 million, or 58% as compared to the three months ended September 30, 2024. This was primarily due to the reduced Ameluz cost agreed upon with Biofrontera AG in relation to taking over clinical trial costs.

Selling, general and administrative expenses were $10.4 million for the third quarter of 2025 compared with $8.4 million for the third quarter of 2024. The increase was primarily driven by increased legal costs due to patent claims, partially offset by $0.5 million in personnel savings within both the direct sales team and general and administrative staff and a $0.3 million decrease in miscellaneous general and administrative expenses.

The net loss for the third quarter of 2025 was $6.6 million, compared with a net loss of $5.7 million for the prior-year quarter. The increase in net loss is attributed to higher legal costs offset by a better gross margin.

Adjusted EBITDA for the third quarter of 2025 was negative $6.0 million compared with negative $4.6 million for the third quarter of 2024. We look at Adjusted EBITDA, a non-GAAP financial measure, as a better indication of ongoing operations and this measurement is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, and certain other non-recurring or non-cash items.

Please refer to the table below which presents a GAAP to non-GAAP reconciliation of Adjusted EBITDA for the third quarters of 2025 and 2024.

Nine Month Financial Results

Total revenues were $24.6 million for the first nine months of 2025 compared with $24.8 million for the first nine months of 2024.

Total operating expenses were $40.5 million for the first nine months of 2025 compared with $40.3 million for the same period in 2024. Increased legal expense was offset by reduced operational cost. Cost of revenues decreased from the prior year to $8.0 million for the nine months ended September 30, 2025 compared to $13.3 million for the same period last year due to the reduced transfer price agreed upon with Biofrontera AG in February 2024 in relation to taking over clinical development costs.

Selling, general and administrative expenses increased to $29.6 million compared to $25.6 million in the prior year. The increase was primarily attributable to increased legal expenses driven by patent claim related legal costs. The increased legal expenses were partially offset by savings in personnel expenses of $1.1 million due to headcount fluctuations in our direct sales and administrative teams, as well as a decrease of $0.4 million in expenses relating to sales support functions and a decrease of $0.4 million in equity issuance costs.

The net loss for the nine months ended September 30, 2025 was $16.2 million compared to a loss of $16.4 million the prior year.

Adjusted EBITDA was negative $15.7 million for the first nine months of 2025 compared with negative $13.9 million for the first nine months of 2024.

Conference Call Details

Conference call: Thursday, November 13, 2025 at 10:00 AM ET
Toll Free: 1-877-877-1275 (U.S. toll-free) International: 1-412-858-5202
Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=VlPplT0x

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with photodynamic therapy (PDT). The Company’s products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, and in development for additional indications. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Contacts Investor Relations

Ben Shamsian

Lytham Partners

646-829-9701

shamsian@lythampartners.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the Company’s revenue guidance, business and marketing strategy, revenue growth, sales force productivity, growth strategy, liquidity and cash flow, potential to expand the label of Ameluz®, available market opportunities for Ameluz®, ongoing clinical trials, educational outreach efforts, and other statements that are not historical facts. The words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential”, “target”, “goal”, “assume”, “would”, “could” or similar words are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events; nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, our reliance on sales of our products as our sole source of revenue; the success of our competitors in developing generic topical dermatological products that successfully compete with our products; the success of our principal product, Ameluz®; our ability to establish and maintain relationships with contract manufacturers that are able to supply the Company with enough of our products to meet our demand; the ability of our manufacturing partners to supply our products in sufficient quantities and at acceptable quality and cost levels, and to fully comply with current good manufacturing practice or other applicable manufacturing regulations; our ability to successfully defend or enforce patents related to our products; the availability of insurance coverage and medical expense reimbursement for our products; the impact of legislative and regulatory changes; competition from other pharmaceutical and medical device companies and existing treatments, such as simple curettage and cryotherapy; the Company’s ability to achieve and sustain profitability; the Company’s ability to obtain additional financing as needed to implement its growth strategy; the Company’s ability to retain and hire key personnel; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not undertake to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release, except as required by law.

(Tables follow)

BIOFRONTERA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,417	$5,905
Investment, related party	10	7
Accounts receivable, net	2,995	5,315
Inventories, net	4,329	6,646
Prepaid expenses and other current assets	629	527
Asset held for sale	2,300	2,300
Other assets, related party	733	-

Total current assets	14,413	20,700

Property and equipment, net	20	80
Operating lease right-of-use assets	488	903
Intangible assets, net	22	35
Other assets	472	383

Total assets	$15,415	$22,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	3,639	1,856
Accounts payable, related parties, net	2,054	5,344
Operating lease liabilities	307	548
Accrued expenses and other current liabilities	6,553	4,273

Total current liabilities	12,553	12,021

Long-term liabilities:
Convertible notes payable, net	4,462	4,098
Warrant liabilities	833	1,250
Operating lease liabilities, non-current	136	276
Other liabilities	12	23

Total liabilities	17,996	17,668

Commitments and contingencies

Stockholders’ (deficit) equity:
Preferred Stock $0.001 par value; 20,000,000 shares authorized	-	-
Series B-2 Convertible Preferred, 2,050 and 3,366 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Series B-3 Convertible Preferred, 6,593 and 6,763 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Series C Convertible Preferred, 8,219 and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Series D Convertible Preferred, 3,019 and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Common Stock $0.001 par value; 70,000,000 shares authorized; 11,648,323 and 8,873,932 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	12	9
Additional paid-in capital	130,992	121,833
Accumulated deficit	(133,585)	(117,409)

Total stockholders’ (deficit) equity	(2,581)	4,433

Total liabilities and stockholders’ equity	$15,415	$22,101

BIOFRONTERA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Product revenues, net	$6,988	$9,012	24,605	24,744
Revenues, related party	-	-	-	18

Total revenues, net	6,988	9,012	24,605	24,762

Operating expenses
Cost of revenues, related party	1,922	4,801	7,377	12,839
Cost of revenues, other	123	76	578	496

Selling, general and administrative	10,047	8,425	29,229	25,589
Selling, general and administrative, related party	320	1	396	30
Research and development	854	669	2,932	1,306

Total operating expenses	13,266	13,972	40,512	40,260

Loss from operations	(6,278)	(4,960)	(15,907)	(15,498)

Other income (expense)
Change in fair value of warrants	(285)	(680)	417	1,329
Change in fair value of investment, related party	1	(2)	3	(12)
Loss on debt extinguishment	-	-	-	(316)
Interest income (expense), net	(111)	8	(331)	(1,995)
Other income (expense), net	30	(32)	(333)	154

Total other income (expense)	(365)	(706)	(244)	(840)

Loss before income taxes	(6,643)	(5,666)	(16,151)	(16,338)
Income tax expense	6	3	25	25

Net loss	$(6,649)	(5,669)	(16,176)	(16,363)

Loss per common share:
Basic and diluted	$(0.62)	(0.98)	(1.67)	(3.39)

Weighted-average common shares outstanding:
Basic and diluted	10,776,739	5,773,993	9,674,378	4,833,091

BIOFRONTERA INC.

GAAP TO NON-GAAP ADJUSTED EBITDA RECONCILIATION

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(6,649)	$(5,669)	$(16,176)	$(16,363)
Interest (income) expense, net	111	(8)	331	1,995
Income tax expenses	6	3	25	25
Depreciation and amortization	25	129	76	387
EBITDA	(6,507)	(5,545)	(15,744)	(13,956)
Loss on debt extinguishment	-	-	-	316
Change in fair value of warrant liabilities	285	680	(417)	(1,329)
Change in fair value of investment, related party	(1)	2	(3)	12
Stock based compensation	236	288	426	720
Expensed issuance costs	-	-	-	354
Adjusted EBITDA	$(5,987)	$(4,575)	$(15,738)	$(13,883)
Adjusted EBITDA margin	-85.7%	-50.8%	-64.0%	-56.1%